EXHIBIT 99

Ameriwest Energy Announces Geary Prospect Farmout and AMI Agreement

CASPER, WY -- (Marketwire) -- 08/22/08 -- Ameriwest Energy Corp. (OTCBB: AWEC) ("Ameriwest" or the "Company") is pleased to announce that an agreement has been reached with Texas-based Tyler Rockies Exploration, Ltd. ("TREX") whereby Ameriwest can earn a 50% ownership of the approximately 2,800 gross acres within the Area of Mutual Interest ("AMI") identified as the Geary Prospect lands located in Natrona and Converse Counties, Wyoming.

Under the terms of the agreement, Ameriwest will operate and receive a 75% Net Revenue Interest ("NRI") until payout which is based on a 3 well program. After payout, and on a well by well basis, TREX reserves an option to "back in" at a 25% Working Interest.

The Geary Prospect is located in the southwestern portion of the Powder River Basin. The main objective is the Cretaceous Dakota sandstone with the possibility of production from other Cretaceous sands; Upper and Lower Muddy, and Wall Creek (Frontier) sands.

The prospect is structurally well documented and on trend with existing production which indicates structural/stratigraphic traps with up to 15 feet of net pay shown. Company Management believes that a full field program based on 40 acre spacing could consist of 18 wells at an average depth of approximately 7000 feet. Initial estimates indicate possible reserves of up to 3.15 MMBO at an averaged 175,000 gross BO per well.

The Geary Prospect is based on an up-dip continuation of one of the Dakota sand bars that has already produced in excess of 300,000 barrels of oil from 2 wells. In the immediate area of the Geary Prospect, millions of barrels of Dakota oil have been produced from fields such as, Big Muddy, Salt Creek, Cole Creek, South Cole Creek, Burke Ranch, Burke Ranch East, Glenrock, Deer Creek, Midway, North Geary, and Geary Dome.

Company President Walter Merschat states, "We have been working on this agreement for some time now and are very pleased with the results. Everyone here at Ameriwest is extremely confident that we have acquired an excellent addition to our growing portfolio which adds significant breadth to our project mix. With this agreement we add highly targeted primary recovery to our secondary recovery and exploratory efforts, increase our role as operators and boost our overall position as players in the Rocky Mountain region. The Geary Prospect is a natural fit for our strategic aims and we look forward to making the most of it."

Full details regarding the agreement will be submitted shortly to the Securities and Exchange Commission ("SEC") as part of the Company's Form 8-K regulatory filing disclosure.

About Ameriwest Energy Corp. (OTCBB: AWEC)

Ameriwest Energy Corp. is a growing, expertly managed energy company focused on producing underdeveloped oil resources in the prolific Rocky Mountain region of the United States. The company is striking a strategic balance between low-risk tertiary recovery projects and extensively mapped exploration plays with significant upside potential. Visit our website at www.ameriwestenergy.com.

Notice Regarding Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding development and exploration activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Ameriwest to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Ameriwest Energy Corp., or any affiliates, has little or no control. Risks, uncertainties and other factors are discussed in documents filed from time to time by Ameriwest with the Securities Exchange Commission. There is no assurance that Ameriwest's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Information concerning oil reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

On Behalf of the Board
Ameriwest Energy Corp.
Walter R. Merschat, President

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Investor Relations Contact:
Great Northwest Investor Relations, Inc.
1-888-697-4712
Visit our website at www.ameriwestenergy.com

Source: Marketwire (August 22, 2008 - 9:40 PM EDT)

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